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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))

[_] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              WAYNE BANCORP, INC.
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                (Name of Registrant as Specified in Its Charter)

                          --ENTER COMPANY NAME HERE--
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


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    (2) Aggregate number of securities to which transaction applies:


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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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Notes:

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                              WAYNE BANCORP, INC.
                     1195 Hamburg Turnpike - P.O. Box 933
                         Wayne, New Jersey 07474-0933
                              Tel. (201) 305-5500
                              Fax (201) 305-0604


  PLEASE VOTE ALL of MANAGEMENT'S "WHITE" PROXIES ONLY and DESTROY any "gold"
              ---                                          -------
                ones that you receive from the "Seidman Group'.

                                                               January 13, 1997

Dear Fellow Shareholder:

  DO NOT BE MISLED BY THE "SEIDMAN GROUP'S DISTORTIONS!

  The proxy material that was sent to you by the Seidman Group contained so MUCH misleading information about our Bank's current management, Board and our
                                                                       ---
1996 Stock-Based Incentive Plan that we felt COMPELLED to "set the record straight' with you, our shareholders.

  Seidman is TRYING to suggest that by asking for your support on this compensation plan that we are simply rewarding ourselves now BEFORE our
                                                             ------
performance can be measured; THAT'S JUST WRONG!
                                         ----

  WHO EXACTLY DOES SEIDMAN THINK HAS BEEN RUNNING WSB FOR ALL OF THESE
                                                          ---
  YEARS???

  . Johanna O'Connell, our President, has been with WSB for 7 1/2 years, serving as Senior Vice President and Chief Lending Officer immediately prior to her promotion. Ms. O'Connell has a total of 25 years of experience in the banking industry.

  . The Plan's "option' recipients have worked for WSB for 136 years in aggregate.

  . Our Board has an aggregate of 112 years of experience serving on not just any bank Board, but SPECIFICALLY WSB's BOARD.

  IN RECENT YEARS, 8 BANKS HAVE FAILED IN PASSAIC COUNTY ALONE! OUR BOARD'S SOUND GUIDANCE AND OUR SENIOR MANAGEMENT'S STEWARDSHIP IS WHY WSB IS AS
                 ---
  STRONG AS IT IS TODAY.
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  WAYNE BANCORP'S SHARES ARE UP 50% SINCE OUR CONVERSION ON JUNE 27, 1996,
USING A "CLOSING PRICE' OF $15.00 ON JANUARY 8, 1997.

  DOES THAT SOUND LIKE OUR BOARD AND SENIOR MANAGEMENT ARE NOT PERFORMING?!?
                                                           ---
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

                 WAYNE BANCORP'S PLAN VS. "OTHER' BANKS' PLANS

  Hundreds of converted banks all across the United States (including New Jersey) have already received shareholder approval for THEIR virtually identical compensation plans. There IS one MAJOR difference, however; we
                                       ---
believe that Wayne Bancorp is the FIRST such institution in New Jersey to propose the granting of ANY of our plan's stock awards to the attainment of specific performance goals.

  Our plan provides for two types of compensation, stock awards and stock options. Stock awards will "vest' (i.e. be EARNED) according to the following
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guidelines adopted by the Board on November 25, 1996.

                            VESTING OF STOCK AWARDS

                                                               %          %
                                                            ELIGIBLE PERFORMANCE
   YEAR OF VESTING                                          TO VEST   BASED **
   ---------------                                          -------- -----------
   1.......................................................    20%       -0-
   2.......................................................    20%       -0-
   3.......................................................    20%        25%
   4.......................................................    20%        50%
   5.......................................................    20%        75%

  ** Performance goals comprised of these two components:

25% based on WSB continuing to maintain a strong regulatory rating.

75% based on earnings per share with targets set each fall based on WSB's budget and discussions between management and Board.

  Stock "options' are by their very nature performance-based. Stock options provide the option "holder' the right to purchase shares at a specific "exercise price'. The stock options to be granted under our plan will be granted with an exercise price equal to the fair market value of our stock on the date of grant and will vest (i.e. become exercisable) at 20% per year starting one year AFTER the original date of grant.

        IF OUR STOCK PRICE DOES NOT INCREASE THE OPTIONS ARE WORTHLESS!
                                ---
  Also, any option holder OR stock award holder who leaves the bank forfeits ALL options AND/OR stock awards that have not yet been vested.
---
  We are PROUD of our plan as proposed and expect that it will serve as a
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"trend setter' for other banks in the future. Once in place, it will allow us to:

  1)  attract AND retain qualified management,
              ---
  2) provide management with a proprietary interest in the Bank as an incentive to contribute to the SUCCE$$ of the Bank,

  3) INSURE the attention of management to the concerns of ALL shareholders, and

  4)  REWARD personnel for outstanding performance.

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

SEIDMAN CONTINUES TO DISTORT THE "VANDERBERG SETTLEMENT'

  The "Seidman Group' has AGAIN tried to suggest in their material that our settlement with Mr. Vanderberg was somehow not in the best interest of all holders. THAT is simply not true! Mr. Vanderberg served the Bank for 9 years.
                        ---
Our Bank had contractual obligations to him including the satisfaction of certain "vested' retirement benefits that he was otherwise entitled to. The agreement struck with Mr. Vanderberg cost the Bank $502,517.07 in "AFTER tax' dollars and WAS in the best interest of both the Bank and ALL of our
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shareholders.

DOES LARRY SEIDMAN REALLY DESERVE YOUR SUPPORT???
                   ------
  On November 8, 1995 the Office of Thrift Supervision of the U.S. Department of Treasury issued a 39 page "DECISION' and 5 page "ORDER' AGAINST Lawrence Seidman which is referred to in footnote 1 in Seidman's proxy statement. Among other things the DECISION stated:

  1. "The Acting Director finds that Seidman attempted to OBSTRUCT an OTS investigation of allegations that Seidman used his position with Crestmont to benefit his dealings with another institution." (p. 1)

  2. "With regard to Count III, the Court concluded that Seidman's attempt to induce a witness to offer FALSE TESTIMONY constituted an unsafe and unsound practice, violated a law or regulation and involved personal DISHONESTY." (footnotes omitted) (p. 6-8)

  3. "Respondent's efforts included encouraging others to DESTROY EVIDENCE relevant to the OTS investigation, encouraging another witness to give FALSE TESTIMONY at an OTS investigative deposition, and DESTRUCTION OF EVIDENCE relevant to the OTS investigation." (p. 9)

  4. "In this proceeding, Respondent attempted to deprive the OTS of correct and reliable information necessary for its supervision of a regulated institution by soliciting others to give false testimony and to destroy evidence and by HIMSELF DESTROYING MATERIAL EVIDENCE." (p.
      22)

  Seidman has repeatedly contacted our Bank's CEO to INSIST that two of his
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"hand picked' representatives be placed on Wayne Bancorp's Board of Directors immediately. Seidman subsequently informed our CEO that IF WSB accepted his
                                                        --
"nominees', then he would SUPPORT (i.e. vote "FOR') the Incentive Plan that we are currently voting on. Since our Board did not immediately embrace his
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nominee, we find ourselves entangled in this costly proxy "Fight' today.

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  WE DID NOT ASK FOR THIS "FIGHT', BUT WE WILL NOT BE PUSHED AROUND BY A SELF-
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SERVING "OPPORTUNIST" WHOSE ONLY REAL CONCERN ABOUT WAYNE BANCORP IS WITH HOW
MUCH $ MONEY $ HE WILL MAKE IF AND WHEN HE TAKES CONTROL OF OUR BANK.
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

  The Board of Directors of Wayne Bancorp, Inc., ONCE AGAIN, UNANIMOUSLY URGES
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you to COMPLETE, SIGN, DATE and RETURN ALL of Management's "White" Proxy Cards
                                ----------
(another is enclosed) voting "For" the 1996 Stock-Based Incentive Plan and to DESTROY all "gold" proxies that you receive from the "Seidman Group'. Although
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each shareholder's vote can only be counted once, we have been advised to collect as many individual cards as we can (from each of you) for security reasons.

              SUPPORT OUR INCENTIVE PLAN NOW; WE HAVE EARNED IT!
                                         ---     ----
  We, once again, THANK YOU for your past, and continued, support.

                                         Very truly yours,


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


                            SOLICITATION OF PROXIES

   The cost of soliciting Management proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable and appropriate expenses incurred by them in sending management proxy materials to the beneficial owners of Wayne Bancorp's Common Stock. The Company has retained Regan & Associates, Inc, a professional proxy solicitation firm, to assist in the solicitation of proxies for a fee not to exceed $15,000, plus reimbursement of expenses not to exceed $10,000. Approximately ten persons will be utilized by Regan & Associates, Inc. in such solicitation. The total amount estimated to be expended in connection with this proxy contest is $125,000, which excludes the amount normally expended in connection with a solicitation for similar compensation plans in the absence of a contest and costs represented by salaries and wages of regular employees and officers of the Company. Approximately $30,000 has been paid to date. In addition to solicitation by mail, directors, officers and regular employees of the Company and/or Bank may solicit proxies personally, by telegraph, by facsimile transmission or by telephone without additional compensation.



                               - VERY IMPORTANT -

   IF YOU HAVE ANY QUESTIONS ABOUT HOW TO VOTE "FOR" MANAGEMENT'S INCENTIVE PLAN, PLEASE CALL OUR PROXY SOLICITOR, REGAN & ASSOCIATES, INC. AT (800) 737-3426.

   AS A "GENERAL" RULE, OUR "WHITE" PROXY SHOULD BE RETURNED ONLY IN THE
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 PREPAID ENVELOPE THAT WAS SUPPLIED TO YOU. IF YOUR SHARES ARE HELD BY A
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 BROKER OR BANK, IT IS NECESSARY THAT YOUR PROXY INSTRUCTIONS BE RETURNED
 TO THEM FIRST, SO THAT THEY CAN ISSUE A VOTE ON YOUR BEHALF.


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